UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

BAYLAKE CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235
(920) 743-5551

April 23, 2015

Dear Baylake Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Baylake Corp., to be held at 7:00 p.m. on Monday, June 1, 2015, at the Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin.

The matters to be acted upon at the meeting are described in detail in the Notice of Annual Meeting and Proxy Statement, which are enclosed. These matters include the election of three Class II directors, consideration of an advisory, non-binding proposal with respect to executive compensation, the ratification of Baylake Corp.’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and any other matters that may properly come before the meeting.

Please complete and return the accompanying proxy promptly in the enclosed envelope to assure that your shares are represented, whether or not you plan to attend the annual meeting in person. Instructions on how to complete and return your proxy are included. If you do attend the meeting, you may still vote your shares in person at the annual meeting, even if you have already submitted your proxy to us.

If you have any questions or require assistance, please contact Susan M. Lohrey at either (920) 743-5551 or (800) 267-3610.

Sincerely,

Robert W. Agnew	Richard A. Braun
Co-Chairman of the Board	Co-Chairman of the Board
Baylake Corp.	Baylake Corp.

BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 1, 2015

April 23, 2015

To Shareholders of Baylake Corp.:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Baylake Corp. (“Baylake”), a Wisconsin corporation and registered bank holding company, will be held at the Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin, on Monday, June 1, 2015, at 7:00 p.m., for the purpose of considering and voting upon the following matters:

1.	The election of three Class II directors to serve on Baylake’s Board of Directors until the 2018 annual meeting and until their successors are elected and qualified;

2.	To approve the advisory, non-binding proposal with respect to the executive compensation as described in the proxy statement;

3.	The ratification of Baker Tilly Virchow Krause, LLP, as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Baylake Board of Directors has fixed the close of business on April 16, 2015 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting, and only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the annual meeting and all adjournments thereof.

WE URGE YOU TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY AT WWW.PROXYVOTE.COM OR BY TELEPHONE AT 1-800-690-6903 SO THAT YOUR SHARES CAN BE REPRESENTED IN ACCORDANCE WITH YOUR WISHES. RETURN THE ENCLOSED PROXY PROMPTLY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

Important notice regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 1, 2015: The 2014 Annual Report on Form 10-K and proxy statement of Baylake Corp. are available at www.baylake.com/proxy.htm.

By order of the Board of Directors

Susan M. Lohrey
Secretary, Baylake Corp.

April 23, 2015

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
BAYLAKE CORP.

To Be Held on June 1, 2015

General

This proxy statement is furnished to the shareholders of Baylake Corp. (“Baylake”) in connection with the solicitation of proxies on behalf of Baylake’s Board of Directors to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m. on Monday, June 1, 2015, at the Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin, and at any adjournment or postponement thereof. Baylake’s principal office is located at 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235. Proxies are solicited to give all shareholders of record at the close of business on April 16, 2015 an opportunity to vote on matters that come before the annual meeting. This proxy statement and the enclosed proxy form are first being mailed to shareholders on or about April 23, 2015.

At the annual meeting Baylake shareholders will be asked to elect three Class II directors to serve a three-year term on Baylake’s Board of Directors. In addition, shareholders will be asked to consider an advisory, non-binding proposal with respect to the executive compensation as described in the proxy statement and ratify the appointment of Baker Tilly Virchow Krause, LLP, as Baylake’s independent registered public accountants for the fiscal year ending December 31, 2015. Baylake does not know of any matters other than those described in the Notice of Annual Meeting and this proxy statement that are to come before the annual meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake’s common stock entitled to vote shall constitute a quorum for all matters to be considered at the annual meeting. Abstentions and withholding of votes as to any proposal will not be counted as votes cast in favor of or against the proposals. In addition, shares held in street name that have been designated by brokers on proxy forms as not voted as to any proposal (so-called “broker non-votes”) will not be counted as votes cast with respect to the proposals. Proxies marked as abstentions, withhold or as broker non-votes, however, will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the annual meeting and the validity of proxies and ballots, and will count all votes and ballots.

Voting

Baylake’s common stock is the only class of voting security of Baylake. As of April 16, 2015, the record date for the annual meeting, 9,353,977 shares of Baylake common stock were issued and outstanding. Each share of Baylake common stock outstanding on the record date is entitled to one vote with respect to each matter properly brought before the annual meeting.

The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake’s Articles of Incorporation and Bylaws, and other requirements applicable to the matters to be voted upon at the annual meeting. All shares of Baylake’s common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked in the manner described below, will be voted in accordance with the instructions made on the proxy form. If no instructions are indicated, properly executed proxies will be voted FOR the election of the three director nominees named herein, FOR the advisory, non-binding resolution with respect to the executive compensation as described in the proxy statement, and FOR the ratification of Baker Tilly Virchow Krause, LLP, as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2015. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee selected by the Board of Directors. In addition, if any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy form will have the discretion to vote on such matters in accordance with their best judgment.

1

Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting. The three nominees receiving the most votes will be elected as directors of Baylake to serve the terms indicated in this proxy statement.

In voting on the non-binding resolution with respect to our executive compensation, the affirmative vote of a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote on the proposal is required to approve the proposal. While this vote is required by law, it will neither be binding on Baylake or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Baylake or the Board of Directors.

The ratification of Baker Tilly Virchow Krause, LLP, as Baylake’s independent registered public accounting firm must be approved by a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.

Approval of any other matters to properly come before the meeting will also be decided by the affirmative vote of a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote.

If a broker or bank holds shares in street name and the beneficial owner does not provide the broker or bank with specific voting instructions, the broker or bank generally has discretion to vote on routine matters, but does not have discretion to vote on non-routine matters. When a broker or bank does not vote on a proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner, the missing votes are referred to as “broker non-votes.” Proposals number 1 and 2 will be considered non-routine proposals for which your broker or bank may not exercise voting discretion if it does not receive voting instructions from you. Therefore, we urge you to give voting instructions to your broker on those proposals if you hold your shares in street name. Proposal number 3 is considered a routine proposal and, therefore, your broker or bank may discretionarily vote your shares in connection with that proposal. Abstentions and broker non-votes, if applicable, will be included in determining whether a quorum is present, but will not be counted as votes “for” or “against” Proposals 1, 2, or 3.

Revocability of Proxies and Proxy Information

Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation (bearing a date later than the proxy) to the Secretary of Baylake, (ii) giving oral notice to the presiding officer during the annual meeting that the shareholder intends to vote in person, or (iii) submitting a later dated proxy. Attendance by a shareholder at the annual meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Susan M. Lohrey, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.

The expense of preparing, printing and mailing this proxy statement and the solicitation of proxies at the annual meeting will be borne by Baylake. Baylake expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone, facsimile transmission, and e-mail by certain officers and regular employees of Baylake, who will receive no compensation for such services other than their regular compensation. Baylake also reserves the right to retain a proxy solicitor to solicit proxies, in which case Baylake will pay the solicitor’s fees and expenses. Baylake will reimburse brokers and others who are record holders of common stock for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

2

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1
ELECTION OF DIRECTORS

Unless otherwise directed, proxies will be voted FOR the election of each of the Class II director nominees listed below. Each of the director nominees currently serves as a director of Baylake, however Mr. William D. Murphy was appointed as a director by the Board of Directors on February 5, 2015 and is being recommended by the Nominating Committee for his first election as a director at the annual meeting. Each nominee has consented to stand for election and management does not anticipate that any candidate will be unavailable to serve; however, if any of the director nominees would become unable to serve before the election, which the Board of Directors does not anticipate, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

Mr. Richard A. Braun, 71, whose term expires with the annual meeting, is not standing for re-election to Baylake’s Board of Directors. Mr. Braun, retired Executive Vice President of Baylake Bank, has been a member of the Board since 1994. He is active and respected within Baylake’s markets and a valued member of the Audit and Risk Committee and Nominating Committee. In addition, Mr. Braun has served as the Chairman for the Executive Committee, Personnel and Compensation Committee, and the Director Loan Committee and he also has served as a Co-Chairman of the Board of Directors for Baylake and Baylake Bank. The Board is grateful to Mr. Braun for his many years of service to Baylake.

Mr. William C. Parsons, 78, whose term expires with the annual meeting, is also not standing for reelection to Baylake’s Board of Directors. Mr. Parsons, president of Palmer Johnson Enterprises, Inc., has been a member of the Board since 1979. He is active and respected within Baylake’s markets and has been a valued member of the Executive Committee, Audit and Risk Committee, Personnel and Compensation Committee, and the Nominating Committee. The Board is grateful to Mr. Parsons for his many years of service to Baylake.

Following is information regarding the nominees as of March 31, 2015, as furnished by them. As of the date hereof, there are no arrangements or understandings between a director of Baylake and any other person pursuant to which such person was selected as a nominee or elected a director of Baylake. Except as otherwise indicated, each of the directors has been employed in such director’s current occupation for at least five years. All of the directors of Baylake also serve as directors of Baylake Bank, Baylake’s principal operating subsidiary.

Name	Age	Business Experience During Last Five Years	Director Since

		Class II Nominees (Terms expire in 2018)

Robert J. Cera	53
President and Chief Executive Officer of Baylake since 2007; President and Chief Operating Officer of Baylake from 2006 to 2007; Chief Executive Officer of Baylake Bank since 2007; previously Market President – Chicago Region of Associated Bank following the acquisition of State Financial Services by Associated Banc-Corp in 2005. Prior to that, Mr. Cera served as President and Director of State Financial Bank and State Financial Services Corporation.

Mr. Cera’s experience in the highest leadership positions in Baylake, including his service as a director and his extensive financial background and expertise make him a critical member of the Board of Directors.
			2006

Terrence R. Fulwiler	64
Board member of the WS Packaging Group of Companies; Chairman of the board of Bellin Health Systems of Green Bay; board member of the Green Bay Packers; board member of Innovata LLC of Atlanta, GA; board member of EMT International of Green Bay; board member of Northeast Wisconsin Technical College Foundation; Member of the Bellin College Board of Trustees; board member of East Shore Industries; board member of the Greater Green Bay Community Foundation; board member of NPS, Inc.

Because of Mr. Fulwiler’s corporate board memberships, he provides significant benefits to the Board of Directors. He also brings an understanding of the markets in which Baylake competes. Mr. Fulwiler serves on the Audit and Risk Committee and the Director Wealth Services Committee.
			2010

3

William D. Murphy	58	Chief Financial Officer of Motion Products, Inc.; board member of Fused Innovations. The Board of Directors benefits from Mr. Murphy’s entrepreneurial spirit and new ideas that come from his years of service in the manufacturing sector. His understanding in the markets in which Baylake competes and his active role in the community offer valuable insight into the business of Baylake.	2015

		CONTINUING DIRECTORS:

		Class III Directors (Terms expire in 2016)

Roger G. Ferris	72	Retired, insurance industry. The Board of Directors benefits from the substantial senior management experience and financial expertise that Mr. Ferris obtained as President of Aon Risk Services of Wisconsin. He is an experienced director of Baylake and is a valuable member of the Executive Committee, Director Loan Committee, Director Wealth Services Committee, and the Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	1998

Thomas L. Herlache	72
Retired, previously Chairman, President and Chief Executive Officer of Baylake and Baylake Bank; currently Director of Federal Home Loan Bank of Chicago and previously served as Chairman; board member of Ministry Door County Medical Center; Chairman of Sturgeon Bay Waterfront Redevelopment Authority; member of The Rotary Club of Sturgeon Bay.

Mr. Herlache’s extensive experience with Baylake and Baylake Bank, including his former role as their Chairman, President and Chief Executive Officer, has given him an in- depth knowledge of all aspects of Baylake’s business and the banking industry. His membership on the Executive Committee, Director Loan Committee, Audit and Risk Committee, Personnel and Compensation Committee, and the Nominating Committee, provide him with a deep understanding of the business of Baylake and provides continuity to the Board as a whole. Mr. Herlache has been designated as an Audit Committee Financial Expert.
			1977

4

Louis J. (Rick) Jeanquart	64	Chairman of the Board of Just In Time Corporation; President of Jeanquart Associates. The Board of Directors benefits from Mr. Jeanquart’s experience in the business and manufacturing communities. In addition, Mr. Jeanquart adds his significant experience as a business owner and manager to the Board of Directors and he serves on the Director Loan Committee, Executive Committee, and the Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	2010

Dean J. Nolden	46
Executive Vice President of Finance of The Manitowoc Crane segment of The Manitowoc Company, Inc.; previously, Vice President of Finance and Treasurer of The Manitowoc Company, Inc.; also, previously, Vice President and Assistant Treasurer of The Manitowoc Company, Inc.; also, previously Corporate Controller of The Manitowoc Company, Inc.

The Board of Directors benefits from Mr. Nolden’s business experience and extensive financial expertise. In addition, Mr. Nolden serves as Chairman for the Audit and Risk Committee providing him with important insight into the business of Baylake and the markets in which it competes. Mr. Nolden has been designated as an Audit Committee Financial Expert.
			2012

Paul J. Sturm	63	Of Counsel with the firm of Omholt & Forsythe, S.C. (Attorney at Law). Mr. Sturm brings substantial experience in the legal and business communities to the Board of Directors, and this experience has provided him with significant and valuable business and financial expertise. He is an experienced director of Baylake and is a valuable member of the Director Loan Committee, Personnel and Compensation Committee, and Chairman of the Director Wealth Services Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	1998

		Class I Directors (Terms expire in 2017)

Robert W. Agnew	72
Co-Chairman of the Board of Directors of Baylake Corp. and Baylake Bank; President of Tipperary Partners, LLC; Volunteer President of United Way of Door County for 2014- 15; board member of Seven Marine; Advisor to the Board of GRAEF.

The Board of Directors benefits from Mr. Agnew’s substantial senior management and business operations experience. In addition to this experience and his Co-Chairman role, Mr. Agnew is a valued member of the Executive Committee, Director Loan Committee, Audit and Risk Committee, and Chairman of the Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes.
			2001

5

Dee Geurts-Bengtson	62	Director of Community Relations of St. Norbert College since 2010; previously, Director of the St. Norbert Fund; also previously, Executive of Special Events, Green Bay Packers. Ms. Geurts-Bengtson’s background in management and her active role in the Green Bay community makes her a valuable member of the Board of Directors. Her role as a member of the Director Wealth Services Committee and the Personnel and Compensation Committee provides her with important insight into the business of Baylake and the markets in which it competes.	2003

Joseph J. Morgan	72	Consultant for One Touchpoint, a Coakley Tec Company, since 2006; previously, President of Mary Morgan Printing and Mailing, a Gannett Newspaper Company. The Board of Directors benefits from the substantial senior management experience Mr. Morgan obtained as President of Mary Morgan Printing and Mailing. He is an experienced director of Baylake and is a valuable member of the Personnel and Compensation Committee and the Director Wealth Services Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	1995

Elyse Mollner Stackhouse	49
General Counsel / Secretary for U.S. Venture, Inc.; previously, Associate General Counsel for Integrys Business Support, LLC, a subsidiary of Integrys Energy Group, Inc.

The Board of Directors benefits from Ms. Stackhouse’s experience in the business and legal communities and from her experience in human resources. Her understanding of the markets in which Baylake competes and her active role in the community offer valuable insight into the business of Baylake. She is also an experienced director of Baylake and is a valuable member of the Audit and Risk Committee and Chair of the Personnel and Compensation Committee.
			2010

Directors’ Fees and Benefits

Directors of Baylake or Baylake Bank, with the exception of Mr. Cera, receive $600 for each general board meeting attended, plus an $800 monthly retainer. In addition, members of the Director Loan Committee receive $400 for each committee meeting attended and members of the remaining committees receive $300 for each committee meeting attended. Additionally, Messrs. Agnew and Braun receive an annual stipend for their roles as Co-Chairmen of Baylake’s Board of Directors in the amount of $10,000 each, paid in equal monthly installments. Mr. Cera, as an executive officer of Baylake, does not receive any fees for his participation on the Board of Directors.

Each of the directors of Baylake is also eligible to participate in a deferred compensation program with Baylake. Currently, Baylake has a deferred compensation agreement with Mr. Parsons, the only director who has elected to participate in the program. Under these agreements, participating directors may elect to defer a portion of their annual directors’ fees until retirement, termination, death, or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments. Interest is credited to the accounts at a rate equal to the rate of return received by Baylake on the insurance policies used to partially offset the cost of the plan. At death, all sums held in the account of a participating director are payable to designated beneficiaries. Although Baylake maintains insurance policies to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

6

The following table sets forth information regarding the fees paid to Baylake’s non-employee directors during 2014:

	Fees Earned or	All Other
	Paid in Cash	Compensation	Total
Name	($)	($)	($)
Robert W. Agnew	41,900	419(1)	42,319

Richard A. Braun	44,300	78,862(2) (4)	123,162

Roger G. Ferris	30,400	304(1)	30,704

Terrence R. Fulwiler	21,900	219(1)	22,119

Dee Geurts-Bengtson	21,900	219(1)	22,119

Thomas L. Herlache	31,600	87,500(3)	119,100

Louis J. “Rick” Jeanquart	28,000	280(1)	28,280

Elyse Mollner Stackhouse	22,500	—	22,500

Joseph J. Morgan	21,300	213(1)	21,513

Dean J. Nolden	23,400	—	23,400

William C. Parsons	27,000	270(1)	27,270

Paul J. Sturm	25,900	—	25,900

(1)	Consists of a 10% match pursuant to the Baylake Corp. Stock Purchase Plan.

(2)
Consists of payments pursuant to two Salary Continuation Agreements dated 1984 and 1985, which were implemented to provide executive nonqualified retirement benefits while Mr. Braun served as the CEO of State Bank of Kewaunee prior to its acquisition by Baylake. Also includes payments for consulting services provided by Mr. Braun to Baylake Bank.

(3)	Consists of payments pursuant to two Salary Continuation Agreements, dated 1988 and 1999, which were implemented to provide executive nonqualified retirement benefits while serving as the Bank’s CEO.

(4)	Includes a retirement gift of $720 for Mr. Braun’s years of service at State Bank of Kewaunee and Baylake Bank.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a director.

7

CORPORATE GOVERNANCE MATTERS

Independence and Meetings

The Board of Directors has affirmatively determined that all of Baylake’s directors (other than Mr. Cera) are qualified as “independent” as defined under NASDAQ Rule 4200. Mr. Cera is not independent due to his employment as President and Chief Executive Officer of Baylake and Baylake Bank.

The Board of Directors held 15 meetings during 2014. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees on which such director served during 2014. While no formal policy is currently in place, it is Baylake’s preference that its directors should attend the Annual Meeting of Shareholders if possible. All of the directors attended the 2014 Annual Meeting of Shareholders.

Board Committees

Members of Baylake’s Board of Directors have been appointed to serve on various committees. The Boards of Directors of Baylake and Baylake Bank currently have six standing committees: (1) the Executive Committee; (2) the Director Loan Committee; (3) the Audit and Risk Committee; (4) the Personnel and Compensation Committee; (5) the Director Wealth Services Committee; and (6) the Nominating Committee. Each of Baylake’s standing committees has a charter that is available on Baylake’s website, at www.baylake.com.

Executive Committee. The Executive Committee reviews the financial, administrative, and regulatory activities of Baylake and Baylake Bank. This committee is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on an as-needed basis throughout the year. Ten meetings were held during 2014. The current members of the Executive Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache, Jeanquart, and Parsons. Mr. Braun currently serves as Chairman of the Committee.

Director Loan Committee. The Director Loan Committee reviews certain loan transactions of Baylake Bank. This committee held 13 meetings during 2014. The current members of the Director Loan Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache, Jeanquart, and Sturm. Mr. Braun currently serves as Chairman of the Committee.

Audit and Risk Committee. The Audit and Risk Committee reviews the financial and legal matters of Baylake. The Committee is responsible for supervising Baylake’s accounting, reporting, and financial control practices. Generally, this Committee reviews the quality and integrity of Baylake’s financial information and reporting functions, the adequacy and effectiveness of Baylake’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent registered public accountants. The independent registered public accountants are responsible for auditing Baylake’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The current members of the Audit and Risk Committee are Messrs. Agnew, Braun, Fulwiler, Herlache, Nolden, Parsons, and Ms. Stackhouse. In addition to being “independent” directors as defined under NASDAQ Rule 4200, as currently in effect, all members of the Audit and Risk Committee satisfy the heightened independence standards under the Securities and Exchange Commission (“SEC”) rules, as currently in effect. The Board of Directors has determined that Mr. Parsons, Mr. Herlache, and Mr. Nolden are “audit committee financial experts” as that term is defined in SEC rules. This committee held 10 meetings during 2014. Mr. Nolden currently serves as Chairman of the Committee.

Personnel and Compensation Committee. The Personnel and Compensation Committee reviews the personnel policies and annual compensation levels of Baylake. The Personnel and Compensation Committee also advises and assists management in formulating policies regarding compensation and in preparing its Compensation Discussion and Analysis included elsewhere in this Proxy Statement, and submits its Compensation Committee Report, which is also included herein. This committee held four meetings during 2014. The Committee currently comprises six directors who are “independent” as defined in NASDAQ Rule 4200 (Messrs. Morgan, Parsons, Sturm, Herlache, Ms. Geurts-Bengtson, and Ms. Stackhouse). In addition, a representative from the Human Resources Department of Baylake Bank meets regularly with the Committee. Ms. Stackhouse currently serves as the Chair of the Committee.

8

Director Wealth Services Committee. The Director Wealth Services Committee reviews the function and administration of the trust and financial services departments of Baylake Bank and Baylake’s non-bank subsidiaries. This Committee meets on a bi-monthly basis and held six meetings during 2014. The current members of this Committee are Messrs. Cera, Ferris, Fulwiler, Morgan, Sturm, and Ms. Geurts-Bengtson. Mr. Sturm currently serves as Chairman of the Committee.

Nominating Committee. The Nominating Committee meets to review candidates for membership on the Baylake and Baylake Bank Boards of Directors and recommends individuals for nomination to the Boards. The Nominating Committee also prepares and periodically reviews with the entire Board of Directors a list of general criteria for Board nominees. It is also the responsibility of this Committee to recommend a successor to the Chief Executive Officer when that position becomes or is expected to become vacant. The Nominating Committee held five meetings during 2014. The current members of the Nominating Committee are Messrs. Agnew, Braun, Ferris, Herlache, Jeanquart, and Parsons, each of whom are qualified as “independent” as defined under NASDAQ Rule 4200. Mr. Agnew currently serves as Chairman of the Nominating Committee.

Board Leadership Structure and Role in Risk Oversight

Baylake is committed to a strong, independent Board and believes that objective oversight of the performance of its management is a critical aspect of effective governance. Accordingly, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by different individuals. Baylake’s Co-Chairmen are independent directors and have the following duties:

•	Chair and preside at Board meetings;
•	Coordinate with Baylake’s CEO in establishing the agendas and topic items for Board meetings;
•	Advise on the quality, quantity, and timeliness of the flow of information from management to the Board;
•	Act as principal liaisons between management and the Board on sensitive issues;
•	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and
•	Provide an important communication link between the Board and shareholders, as appropriate.

Baylake’s Board of Directors, together with the various Board committees, coordinate with each other to provide enterprise-wide oversight of its management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about Baylake’s management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary, and reputational risks. Baylake’s Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and the adequacy of management’s response.

Director Nomination Procedures

The Baylake Board of Directors Nominating Committee will consider nominations for directors submitted by shareholders in accordance with Baylake’s Bylaws. Pursuant to Baylake’s Bylaws, notice of shareholder nominations for directors must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Baylake not less than fourteen (14) days nor more than seventy (70) days prior to the annual meeting in order to be considered. Each notice of nomination must contain the name and address, the principal occupation or employment, and number of shares of Baylake common stock beneficially owned by each nominee. The Nominating Committee shall determine whether nominations were made in accordance with the Bylaws and, if not, any defective nomination will be disregarded.

The Board of Directors considers various factors to be important when evaluating potential members of the Board, regardless of whether the candidate is proposed by the Nominating Committee or by a shareholder, including the individual’s integrity, general business background and experience, experience in the banking industry, and his or her ability to serve on the Board of Directors. The Board does not attempt to assign any relative weights to the factors, but considers them as a whole.

9

Although Baylake has no formal policy on Board diversity, the Board believes that a diverse board of directors is desirable to expand its collective knowledge and expertise relating to Baylake’s business, as well as to evaluate management and positively influence its performance. Accordingly, in carrying out its responsibilities for locating, recruiting, and nominating candidates for election to the Board, Baylake takes into account a number of factors and considerations, including diversity. Such considerations of diversity include geographic regions, professional or business experience, gender, race, national origin, specialized education or work experience, and viewpoints.

If any shareholder wishes to recommend a potential nominee for consideration by the Board, that nominee’s name and related information should be sent to the Board in care of Susan M. Lohrey, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235. While the Nominating Committee does not have any formal procedures for consideration of such recommendations, shareholder nominees are analyzed by the Nominating Committee in the same manner as nominees that are identified by the Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of Baylake or any of its subsidiaries and all members are considered “independent” as defined in NASDAQ Rule 4200.

Code of Ethics

Baylake’s Code of Ethics is designed to promote the high standards of ethical and professional conduct by Baylake’s directors and executive officers, including the principal executive officer, the principal accounting officer and the employees. Baylake has made its Code of Ethics available on its website at www.baylake.com. Changes to the Code of Ethics and any written waivers from the Code of Ethics that may be granted to any director or executive officer will also be posted on that website.

Communications With Board of Directors

Although Baylake has not developed a formal process by which shareholders may communicate directly to directors, it believes that the informal process in which any communication sent to the Board in care of the Secretary is forwarded to the full Board, has historically served the Board’s and its shareholders’ needs. The Board of Directors periodically considers whether changes to this procedure are appropriate. However, unless and until a new means of communication is promulgated, communications to the Board should be sent in care of Susan M. Lohrey, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235. Ms. Lohrey will pass along to the full Board of Directors all such communications (except for complaints of a personal nature that are not relevant to Baylake or Baylake Bank as a whole).

EXECUTIVE OFFICERS

All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. As of the date hereof, no executive officer set forth below is related to any director, nominee or other executive officer of Baylake or Baylake Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of Baylake and any other person pursuant to which such person was elected an executive officer. Set forth below is information as of March 31, 2015 with respect to the principal occupations during the last five years for the executive officers of Baylake and Baylake Bank who do not serve as directors of Baylake.

Name and Age	Position

Jamie D. Alberts, 42
Market President – Bay Region of Baylake Bank since December 2013. Prior to his current position, Mr. Alberts was Vice President, Commercial Banking Manager of Baylake Bank. Mr. Alberts joined Baylake Bank in 1995.

Richard H. Bondowski, 47
Senior Vice President – Director of Marketing and Sales of Baylake Bank since September 2014. Prior to Baylake Bank, Mr. Bondowski was Senior Vice President – Consumer Loan Manager at Associated Bank. Prior to that he served as Vice President – Regional Retail Director at Associated Bank.

10

Michael J. Gilson, 67
Market President – Lakeshore Region of Baylake Bank since January 2007. Prior to his current position, Mr. Gilson was Executive Vice President – Business Services / Lending Division of Baylake Bank. Mr. Gilson joined Baylake Bank in 1971.

Daniel M. Hanson, 58	Senior Vice President – Operations / IT of Baylake Bank since September 1991. Prior to his current position, Mr. Hanson held various positions with Baylake Bank since he joined the bank in 1980.

John A. Hauser, 56
Senior Vice President – Wealth Services of Baylake Bank since March 2014. Mr. Hauser originally joined Baylake Bank in 1984 and left the bank to join an investment advisory firm as a financial advisor in February 2008. Prior to leaving Baylake Bank, Mr. Hauser was Senior Vice President of Administration. In August 2009 Mr. Hauser returned to Baylake Bank and assumed the position of Senior Vice President and Treasurer of Baylake Bank. In August of 2012 he was appointed Senior Vice President – Asset Management and Trust.

Kevin L. LaLuzerne, 53
Treasurer and Chief Financial Officer of Baylake since July 2007, Senior Vice President – Finance of Baylake Bank since March 2006 and Chief Financial Officer of Baylake Bank since December 2006. Prior to his current position, Mr. LaLuzerne held various positions with Baylake Bank since he joined the bank in 1980.

Kenneth R. Lammersfeld, 49
Chief Strategy and Development Officer of Baylake Bank since March 2014. Mr. Lammersfeld joined Baylake Bank in June 2008 as Senior Vice President of Retail / Brokerage / Training and Development. Prior to joining Baylake Bank, Mr. Lammersfeld was Consumer Banking Sales Coordinator at Associated Bank. Prior to that he served as Vice President – District Manager at Associated Bank.

Susan M. Lohrey, 40
Vice President and Secretary of Baylake since February 2015, Vice President – General Counsel / Director of Enterprise Risk Management of Baylake Bank since March 2015. Prior to her current position, Ms. Lohrey held various positions with Baylake Bank in the legal and compliance departments since she joined the bank in 2002.

David J. Miller, 51	Chief Credit Officer of Baylake Bank since January 2007. Prior to 2007, Mr. Miller was Vice President – Agricultural / Commercial Loan Officer of Baylake Bank. Mr. Miller joined Baylake Bank in 1987.

Richard J. Schabo, 47
Market President – Fox Valley Region of Baylake Bank since February 2014. Prior to joining Baylake Bank, Mr. Schabo was Senior Vice President – Commercial Banking at Associated Bank. Prior to that he served as Vice President Commercial Banking at M&I Marshall & Ilsley Bank.

11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2015, the number of shares of common stock beneficially owned by (i) each director, nominee for director and Named Executive Officer (“NEO”) of Baylake, (ii) all directors and executive officers of Baylake as a group, and (iii) each person known to or believed by Baylake to be the beneficial owner of more than 5% of the outstanding shares of Baylake common stock. Except as otherwise indicated and as set forth in footnote (1) below, persons listed have sole voting and investment power over shares beneficially owned. Indicated options are all exercisable within 60 days of April 2, 2015.

	Common Stock
	Beneficially
Name of Beneficial Owner (1)	Owned		Percent of Class (2)

Directors:
Robert W. Agnew	88,088		*
Dee Geurts-Bengtson	3,376		*
Richard A. Braun	141,316		1.51%
Robert J. Cera	121,072	(3)	1.29%
Roger G. Ferris	77,922		*
Terrence R. Fulwiler	36,524		*
Thomas L. Herlache	73,493		*
Louis J. “Rick” Jeanquart	333,066		3.56%
Joseph J. Morgan	24,065		*
William D. Murphy	0		*
Dean J. Nolden	805		*
William C. Parsons	179,696	(4)	1.92%
Elyse Mollner Stackhouse	16,489		*
Paul J. Sturm	96,811	(5)	1.03%

Non-director NEOs:

Kevin L. LaLuzerne	46,391	(6)	*
Kenneth R. Lammersfeld	14,920	(7)	*
David J. Miller	39,062	(8)	*
Teresa A. Rosengarten	44,855	(9)	*
All directors and executive officers
as a group (24 persons)	1,450,120	(10)	15.49%

Five Percent (5%) Beneficial Owner:
None

* Less than one percent.

(1)
For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)
Options to purchase shares of Baylake common stock held by directors and executive officers that would be exercisable within 60 days after April 2, 2015 (“currently exercisable”) are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each such person and for all directors and executive officers as a group, but not for the purpose of computing the percentage of the class owned by any other person.

(3)	Includes options to purchase 31,988 shares.
(4)	Includes 45,186 shares held in a trust of which Mr. Parsons’ wife is a beneficiary and for which Mr. Parsons serves as trustee.
(5)	Includes 17,462 shares owned by adult children of Mr. Sturm for whom he serves as agent under a power of attorney.
(6)	Includes options to purchase 13,890 shares.
(7)	Includes options to purchase 6,727 shares.
(8)	Includes options to purchase 12,711 shares.
(9)	Includes options to purchase 15,378 shares.
(10)	Includes options to purchase 101,676 shares.

12

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee (“Compensation Committee”) of the Board of Directors of Baylake oversees Baylake’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) set forth in this proxy statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the CD&A be included in Baylake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Baylake’s proxy statement in connection with Baylake’s 2015 Annual Meeting of Shareholders, to be filed with the SEC.

This report is submitted on behalf of the current members of the Compensation Committee:

Dee Geurts-Bengtson
Thomas L. Herlache
Joseph J. Morgan
William C. Parsons
Elyse Mollner Stackhouse, Chair
Paul J. Sturm

COMPENSATION DISCUSSION AND ANALYSIS

The following CD&A, describes Baylake’s 2014 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 23, which provide detailed compensation information for Baylake’s NEOs. For 2014, Baylake’s NEOs are:

Name	Title
Robert J. Cera	President and Chief Executive Officer (“CEO”)
Kevin L. LaLuzerne	Treasurer and Chief Financial Officer (“CFO”)
Kenneth R. Lammersfeld	Chief Strategy and Development Officer
David J. Miller	Chief Credit Officer
Teresa A. Rosengarten	Former Secretary and Chief Risk Officer (1)

Executive Summary

2014 Financial Highlights. 2014 was a year of continued improvement in Baylake’s performance, as illustrated by the following key results:

•
Net income increased by 11.4%. Baylake’s 2014 net income of $8.9 million represented an increase of $0.9 million from 2013. Positively impacting net income was an increase of $1.2 million in net interest income and a $1.4 million reduction in provision for loan losses, a reflection of the continuing improvement in the quality of Baylake’s loan portfolio.

•
Total loan portfolio grew by 10%. Baylake’s commitment to expanding its lending relationships resulted in robust loan growth in the markets it serves as well as the national markets, positioning Baylake to increase its interest income. Outstanding loans grew $61.4 million in 2014.

(1) Ms. Rosengarten submitted her resignation from Baylake and Baylake Bank on February 13, 2015, effective March 15, 2015. See the 8K filed on April 20, 2015 for further information.

13

•
Credit quality continues to improve. Net loan charge-offs were $0.6 million in 2014 compared to $2.9 million in 2013. Baylake’s total level of non-performing assets fell to $9.4 million, which represented a 27% decrease from 2013. Following this achievement, Baylake’s non-performing assets are at their lowest level since 2007. Baylake’s improved credit quality results in lower loan loss provision expense, increased net income, and greater value for shareholders.

Key Executive Compensation Actions. The Compensation Committee took the following key actions in 2014, which are explained in greater detail throughout this CD&A.

•
Salaries: Each of Baylake’s NEOs, except Mr. Lammersfeld, received a 2.5% salary increase for 2014, which was aligned with Baylake’s expectation for the general movement in executive salaries for its competitive marketplace, and was slightly below the salary increase rate for its general employee population. Mr. Lammersfeld’s salary increased approximately 21% from 2013 to 2014 in connection with his assumption of a greater strategic role in the organization through his promotion to Chief Strategy and Development Officer.

•
Annual Incentive Awards: Annual incentives under Baylake’s Management Incentive Plan (“MIP”) were awarded in early 2015 in recognition of Baylake’s corporate performance in 2014, as well as the contributions of Baylake’s NEOs to its success in 2014. The Board of Directors approved an award of 34% of salary for Mr. Cera, while awards for our other NEOs ranged from 15% to 24% of each executive’s salary.

•
Long-Term Incentive Compensation: Baylake granted equity awards to each of its NEOs in 2014. Equity was awarded in recognition of Baylake’s performance in 2013, as well as the desire to provide a retention incentive for top executives and align their interests with the interests of shareholders. Awards were granted at target levels for each executive based on the Compensation Committee’s subjective evaluation of 2013 performance, in spite of the fact that performance relative to the 2013 MIP goals was near maximum. Fifty percent of the total award value for each NEO was granted in restricted stock units (“RSUs”), with the remaining 50% of the award value granted in stock options. Both RSUs and stock options vest at a rate of 20% per year for five years.

Pay for Performance Analysis. The Compensation Committee believes that Baylake’s policies support a pay-for-performance culture, where executives are rewarded for their contributions to Baylake’s corporate success as well as the success of Baylake’s shareholders. The following charts illustrate the change in CEO total compensation from 2012 to 2014, as well as Baylake’s total shareholder return over the same time period, compared to the total shareholder return of all public banks between $500 million and $2 billion in assets located in the Midwestern United States.

14

As shown above, Baylake’s shareholders experienced a cumulative return on their investment of more than 200% from 2012 to 2014, which is dramatically better than the returns of public banks similar to Baylake in size and location. In spite of this, Mr. Cera’s reported total compensation experienced only a modest increase from 2012 to 2013, and actually decreased by approximately 10% from 2013 to 2014. The decrease in Mr. Cera’s compensation was due to a lower payout under Baylake’s MIP for 2014 performance, as well as smaller equity awards than in 2013.

Compensation Philosophy, Objectives, and Policies

Baylake’s executive compensation policies are intended to attract, retain, and motivate top quality management through a balance of short-term and long-term compensation as well as fixed and at-risk compensation. As part of the at-risk portion of its compensation program, Baylake seeks to provide incentives to individuals commensurate with Baylake’s growth and earnings as well as the attainment of certain goals that it believes are drivers of its long-term shareholder value. The Compensation Committee is responsible for reviewing Baylake’s compensation policies and programs and making recommendations to the Board in accordance with the general compensation philosophy of Baylake, which is to offer employees fair and competitive compensation based on each employee’s individual contribution, experience and performance, as well as Baylake’s overall growth and performance. While the Compensation Committee may take into account the recommendations of certain executives, the Human Resources Department, and various consultants, it does not delegate any of its duties to these parties. Baylake’s compensation philosophy is to target base salaries for NEOs in the range of the 50th to 60th percentiles of the market for fully-acclimated officers. Baylake also strives to provide meaningful incentives through pay-for-performance programs that result in total compensation comparable to at least the 50th percentile for expected performance, and at the 75th percentile or higher when maximum results are achieved. The Compensation Committee and Baylake’s Board of Directors believe that attracting, retaining, and motivating top quality management is critical to the long-term success of Baylake.

Management Say-on-Pay

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, Baylake held an advisory vote on the approval of the compensation of its NEOs at the 2014 Annual Meeting. Baylake’s advisory say-on-pay vote passed with a 79% favorable vote. While this vote is non-binding, the Compensation Committee values the feedback given by investors through the say-on-pay vote, and carefully considers whether any changes to Baylake’s compensation program are warranted by the vote result. The Compensation Committee considered the 2014 vote to be a general expression of approval of Baylake’s current practices, and therefore no specific changes were implemented for the 2014 compensation program as a result of say-on-pay.

Administration and Process

Overview. In making its executive compensation recommendations to the Board of Directors for 2014, the Compensation Committee considered various factors, including (i) the financial performance of Baylake as a whole on both a short-term and long-term basis (including net income, increase in deposits and loans, return on average shareholder equity, and return on average assets); (ii) with respect to each individual executive officer, the financial performance of those areas of Baylake and Baylake Bank, if any, for which such executive is responsible, including whether such areas achieved their specific goals for the year; (iii) an evaluation of the executive’s overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors that the Compensation Committee deems appropriate for a particular executive. The Compensation Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

Role of Executives. Mr. Cera, as CEO of Baylake, annually reviews the performance of each executive officer, excluding himself, with respect to their specific performance goals established for the year. Mr. Cera also reviews each executive’s performance in relation to the overall performance of Baylake and Baylake Bank for the year. Based upon these reviews, Mr. Cera makes recommendations to the Compensation Committee with respect to the compensation of each executive, other than himself. The Compensation Committee considers Mr. Cera’s recommendations, but uses its own discretion in making final compensation recommendations with respect to the NEOs, which may differ from the recommendations of Mr. Cera. The Human Resources Department also provides support to the Compensation Committee, including the collection of compensation data and plans, administrative duties and other special projects as needed.

15

Use of Consultants. From time to time, the Compensation Committee has engaged the services of McLagan, a subsidiary of Aon Hewitt, to assist in proxy preparation, analyzing Baylake’s executive compensation program, reviewing the annual and long-term management incentive plans, and other projects on an as-needed basis. In 2014, Baylake considered the independence of McLagan in light of new SEC and NASDAQ rules. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and the senior advisors involved in the engagement, including the following factors: (1) other services provided to Baylake by McLagan or its affiliates; (2) fees paid by Baylake as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any Baylake stock owned by the senior advisors; and (6) any business or personal relationships between Baylake’s executive officers and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Competitive Benchmarking. Market benchmarking is one of the tools that the Compensation Committee uses to assess the competitiveness of Baylake’s executive compensation programs. Benchmarking is an important tool in the compensation decision-making process; however, it is only one of the factors considered in establishing compensation amounts and overall program design. In establishing NEO compensation for 2014, the Compensation Committee considered the positioning of Baylake’s compensation program relative to industry survey data, including the McLagan and American Bankers Association surveys. The survey data used to establish market compensation levels was generally taken from organizations similar to Baylake in size and geographic location, with a preference for banks between $500 million and $3 billion in assets. Data specific to organizations located in the Midwestern states was considered when it was available in the surveys. In general, compensation for Baylake’s NEOs was positioned near the market median, particularly when considering the entirety of the compensation package. Base salaries for the NEOs were below the market median, but Baylake’s cash and equity incentive compensation programs brought total compensation nearer to median. The Compensation Committee believes that Baylake’s significant use of incentive compensation is an illustration of its commitment to a pay-for-performance culture.

The Compensation Committee did not consider any benchmark analysis of compensation from a group of specific public peers in 2014, but may do so in the future.

Elements of Executive Compensation

The three primary components of executive compensation currently employed by Baylake are base salary, annual cash incentive through Baylake’s MIP, and long-term incentives using stock options and RSUs. The following table outlines these elements of compensation for Baylake’s NEOs:

	Elements	Description

• Fixed annual amount
	Base Salary	• Provides a level of income security
Short-Term Compensation		• Used to determine pay-based benefits and establish incentive awards

	MIP	• Cash incentive based on Baylake’s performance against pre-established annual performance objectives

Long-Term Compensation	Stock Options and RSUs	• Equity grants that vest over a period of five years
• Links a portion of executive pay to stock performance
• Effective retention tool
• Encourages long-term focus

16

Decisions for 2014 regarding short-term and long-term compensation for Baylake’s NEOs, as well as limited benefits and perquisites for its NEOs, are described below.

Specific Compensation Decisions for 2014

Base Salary. The Compensation Committee believes that base salary for NEOs should be targeted in the range of the market median (50th percentile) to the 60th percentile based on peer group and industry survey data. Base salaries are reviewed annually and adjusted from time to time, based on the Compensation Committee’s review of market data; an assessment of company, business unit, and individual performance; experience; internal pay equity; and, except in the case of his own salary, the recommendations of Baylake’s CEO. In 2014, each of Baylake’s NEOs except Mr. Lammersfeld received a 2.5% increase, which was aligned with Baylake’s expectation for the general movement in executive salaries in its competitive marketplace, and was slightly below the salary increase rate for its general employee population. Mr. Lammersfeld’s salary increased approximately 21% from 2013 to 2014 in connection with his assumption of a greater strategic role in the organization through his promotion to Chief Strategy & Development Officer. The following table summarizes these base salary increases for each NEO:

Executive Name	Title	2013 Salary	2014 Salary	% Change
Robert J. Cera	President and CEO	$340,000	$348,500	2.5%
Kevin L. LaLuzerne	Treasurer and CFO	$190,000	$194,750	2.5%
Kenneth R. Lammersfeld	Chief Strategy and Development Officer	$141,000	$170,000	20.6%
David J. Miller	Chief Credit Officer	$155,000	$158,875	2.5%
Teresa A. Rosengarten	Former Secretary and Chief Risk Officer	$186,000	$190,650	2.5%

Annual Incentive Compensation. Baylake attempts to balance the security provided by base salary with the “at-risk” feature of annual incentive compensation in its efforts to attract and retain top quality executive management and provide proper incentive to enhance the value of Baylake common stock for its shareholders. The purpose of the MIP is to incent and reward management for performance that meets the goals of Baylake’s operating plan and budget. The MIP for 2014 was based on overall bank goals linked to the long-term viability of the organization, and individual or department goals that are linked to each officer’s functional responsibility. In addition, the plan included performance qualifiers that must be met before any payments for corporate or individual performance are made to each executive officer. For 2014, the qualifiers consisted of a company Return on Average Assets (“ROAA”) of at least 0.5% and a satisfactory performance review for each individual participant.

Similar to previous years, the 2014 MIP used corporate, department, and individual goals to determine the incentive payout level for each NEO. Awards for the CEO and CFO were weighted more heavily toward corporate performance, while awards for Mr. Lammersfeld, Mr. Miller, and Ms. Rosengarten were weighted more heavily to performance within each executive’s areas of oversight and responsibility within Baylake.

The cash incentive opportunities available to Baylake’s NEOs under the 2014 MIP, as well as the initial objective weightings established for each individual, are expressed in the table on the following page.

17

2014 NEO Incentive Payout Opportunity Levels and Goal Weightings

	Incentive Opportunities as % of Base Salary			Performance Objective Weightings
	Threshold	Target	Maximum	Corporate	Individual
Robert J. Cera	0%	35%	52.5%	75%	25%

Kevin L. LaLuzerne	0%	25%	37.5%	75%	25%

Kenneth R. Lammersfeld	0%	25%	37.5%	25%	75%

David J. Miller	0%	25%	37.5%	25%	75%

Teresa A. Rosengarten	0%	25%	37.5%	25%	75%

The table below details the corporate performance objectives and actual performance for 2014, as well as each objective’s weighting within the total corporate performance portion of each executive’s award.

2014 Corporate Performance Goals

	Threshold	Target	Maximum	Goal Weighting	2014 Performance Result
Net Income	$8.15 million	$8.54 million	$8.96 million	50%	$8.92 million

Non-Performing Assets	$10.00 million	$8.50 million	$7.00 million	15%	$9.42 million

Net Interest Income	$33.67 million	$35.35 million	$36.71 million	15%	$32.48 million

Average Loans	$643 million	$650 million	$656 million	20%	$636 million

In addition to the corporate performance objectives, individual or departmental goals were established for each of Baylake’s NEOs for 2014. For Mr. Cera and Mr. LaLuzerne, their individual performance in 2014 was subjectively assessed by the Compensation Committee, which resulted in the maximum individual performance score and associated incentive payout in both cases. The Compensation Committee considered a number of factors in assessing 2014 performance for Mr. Cera and Mr. LaLuzerne, including overall job performance, evaluation of potential acquisition strategies, succession planning, and refinement of Baylake’s strategic plan.

The table below indicates the individual or departmental 2014 performance goals for each of the other three NEOs, as well as the approximate performance level for each goal.

Mr. Lammersfeld		Mr. Miller		Ms. Rosengarten
Objective	Nearest Performance Level	Objective	Nearest Performance Level	Objective	Nearest Performance Level
Benefits Management	Maximum	Loan Charge-offs	Maximum	Risk Management	Maximum
Retail Banking(1)	Threshold	Loans past-due	Target	Mortgage profitability	Below Threshold
Wealth Dept. Efficiency	Maximum	Loan risk-rating	Target	Mortgage production	Below Threshold
Investment Dept. Growth	Below Threshold	Asset Quality Rating	Target	CETO engagement(2)	Threshold
--	--	Nonaccrual Loans	Maximum	--	--

(1)	Includes turnover and sales goals.

(2)	Efficiency and revenue enhancement initiative.

18

Two additional net income qualifiers were added to the 2014 MIP. No MIP awards would be paid to any participant if net income fell below $8.15 million, irrespective of individual performance or other corporate performance factors. In addition, no awards would be paid under the corporate performance portion of the plan if net income fell below $8.54 million, irrespective of other corporate performance factors. The intent of these two qualifiers was to prevent inappropriate payment of awards if corporate profitability was below the level that Baylake considered acceptable.

In establishing the 2014 MIP in early 2014, the Compensation Committee adopted a slightly revised methodology from its historical practice, as recommended by management. The most significant change was that awards would not be pro-rated for performance between levels. Instead, awards were to be paid based on the highest level of performance actually achieved. For example, performance between target and maximum levels for any given corporate or individual objective would result in payment of the target award value for that objective. This change was undertaken in order to motivate plan participants and drive desired performance results.

While the 2014 MIP utilized structured goals and weightings, final incentive awards are always determined by the Compensation Committee. The Compensation Committee maintains the authority to adjust or eliminate awards as necessary based on its evaluation of Baylake and individual performance as a whole.

In early 2015, the Compensation Committee assessed performance in 2014 relative to the corporate and individual MIP objectives established at the beginning of the year. When undertaking that assessment, the Compensation Committee realized that the changes implemented early in 2014 had led to unintended consequences with regard to incentive awards for our NEOs. In particular, the elimination of pro-ration for performance between levels meant that, while performance in 2014 relative to net income, non-performing assets, and certain individual goals was strong, incentive payouts would be drastically reduced from 2013 due to the change in the calculation methodology. In addition, the disparity in goal weightings between corporate and individual performance among Baylake’s NEOs would lead to a significant disparity in incentive payouts among its NEOs. The Compensation Committee did not believe that either the dramatic reduction or the disparity in incentive payouts accurately reflected Baylake’s 2014 performance or the original intent of the incentive plan design.

As a result of this evaluation, in early 2015 the Compensation Committee exercised its authority to make two changes to the calculation of incentive awards. First, payouts would be pro-rated for performance between levels for both corporate and individual performance objectives, which in the case of the corporate performance objectives led to a payout between target and maximum for Baylake’s net income goal and between threshold and target for its non-performing assets goal. In addition, payouts for NEOs other than Baylake’s CEO and CFO would be calculated with a 50% weighting on corporate goals and a 50% weighting on individual goals, rather than the weighting of 25% corporate and 75% individual initially contemplated. For Baylake’s CEO and CFO, awards were calculated with a 75% weighting on corporate goals and a 25% weighting on individual goals, which reflects no change from the initial design implemented in early 2014.

The Compensation Committee believes that the MIP awards paid for 2014 performance under the revised calculation methodology are appropriately aligned with Baylake’s performance and the NEOs’ contributions to Baylake’s success in 2014.

Final MIP Awards for 2014

	2014 MIP Award	MIP Award as a % of Target
Robert J. Cera	$117,649	96%

Kevin L. LaLuzerne	$46,961	96%

Kenneth R. Lammersfeld	$36,730	86%

David J. Miller	$37,967	96%

Teresa A. Rosengarten	$28,266	59%

19

Per SEC reporting rules, the incentives above are reported in two separate columns in the Summary Compensation Table on page 23. The portion of the award that would have been paid under the calculation methodology approved in early 2014 is reported in the “Non-Equity Incentive Plan Compensation” column, while the remainder of the total award reflecting the change in methodology is reported in the “Bonus” column. While amounts are reported in this fashion in order to conform with SEC reporting rules, Baylake considers the entire payment a performance plan award because awards were earned based on achievement of specific performance objectives established at the beginning of the performance period.

Long-term Incentive Compensation. In early 2014, Baylake granted equity awards to its NEOs in recognition of its strong performance in 2013, the NEOs’ contributions to 2013 corporate performance, and the desire to provide a retention incentive for key executives. The amount of equity awarded to each NEO was based upon a specified target grant value expressed as a percentage of his or her 2013 salary. Following the establishment of the target grant value, the Compensation Committee subjectively evaluated Baylake’s performance in 2013, particularly relative to the net income and credit quality goals that comprised the 2013 MIP. The table below presents the 2013 MIP objectives and actual performance results which were considered by the Compensation Committee in establishing 2014 equity award values.

	Threshold	Target	Maximum	2013 Performance Result
Net Income	$5.95 million	$7.00 million	$8.05 million	$8.01 million

Non-Performing Assets	$17.25 million	$15.0 million	$12.75 million	$12.96 million

Baylake’s 2013 performance was near maximum on both of the corporate performance objectives shown above. However, at the recommendation of Mr. Cera, the Compensation Committee determined that it was appropriate to award each NEO the target value of his or her equity award, rather than an award above target as would be suggested by Baylake’s performance relative to its MIP objectives. In making the recommendation to grant target-level rather than above-target awards, Mr. Cera considered additional corporate performance factors beyond net income and profitability, as well as annual incentive awards granted under the MIP for 2013 performance, and determined that target-level equity awards were most appropriate. Mr. Cera did not provide a recommendation relative to his own equity award; this was determined by the Compensation Committee using a similar rationale to that of the other NEOs.

Fifty percent of the equity award value determined for each NEO was delivered in the form of RSUs, with the remaining 50% delivered in stock options. Stock options were awarded in order to reward executives for increases in Baylake’s stock price, while RSUs were chosen in order to align executives with the gains and losses realized by Baylake’s shareholders through positive or negative changes in the stock price. Each of the equity awards granted in 2014 vest in equal installments on each of the first five anniversaries of the grant date, a schedule that the Compensation Committee believes is consistent with market practice and represents an appropriate and effective retention tool for Baylake’s key employees.

20

The table below details the equity grants made to NEOs in 2014:

Executive Name	Number of Shares Underlying Stock Unit Awards	Number of Shares Underlying Stock Options	Total Grant Date Fair Value	Award Value as % of Salary
Robert J. Cera	3,669	15,644	$101,998	30%

Kevin L. LaLuzerne	1,367	5,828	$38,000	20%

Kenneth R. Lammersfeld	1,014	4,325	$28,195	20%

David J. Miller	1,115	4,755	$31,000	20%

Teresa A. Rosengarten	1,338	5,706	$37,200	20%

Stock Ownership Requirement. In February of 2014, Baylake approved an Executive Ownership Plan, which identifies the minimum level of stock ownership Baylake expects from its executives. The CEO is required to own at least 25,000 shares, plus 50% of the RSUs granted to him that become vested. The other NEOs are required to own at least 10,000 shares, plus 50% of the RSUs granted to them that become vested. All of the executives will be expected to meet these requirements within three years of joining the executive team. As of February 2015, each NEO except Mr. Lammersfeld had met their stock ownership requirement. Mr. Lammersfeld will be expected to meet the ownership requirement within three years of its implementation.

Supplemental Executive Retirement Plan (“SERP”). In 2005, Baylake Bank implemented a SERP for its top executive officers. The SERP is a non-qualified deferred compensation plan that is structured so both the individual and Baylake Bank have the ability to make contributions to the plan on an annual basis. Contributions are held in a rabbi trust, and earnings credited to each participant’s plan account mirror the returns on market investment alternatives selected by the participant. Baylake Bank did not make any contributions to the plan in 2014 and has not done so since 2007. In addition, the Board approved the Compensation Committee’s recommendation to not allow participant deferrals in 2014. Mr. Miller and Ms. Rosengarten are the only NEOs that participate in the SERP, and, as a result of her resignation, Ms. Rosengarten’s participation will end when the funds in her account are distributed to her later in 2015.

Other Benefits and Perquisites. Executive officers are eligible for all of the benefits made available to full-time employees of Baylake Bank (such as the 401(k) plan, employee stock purchase plan, health insurance, group term life insurance, and disability insurance) on the same basis as other full-time employees and are subject to the same sick leave and other employee policies.

Baylake provides its executive officers with certain additional benefits and perquisites, which it believes are appropriate in order to attract and retain the proper quality of talent for these positions and to recognize that similar executive benefits and perquisites are commonly offered by comparable financial institutions. While no formal perquisite program is currently in place, Baylake generally provides the following benefits and perquisites to its executive officers:

•	In 2014, Baylake paid or reimbursed 50% of club dues for certain executive officers, including Mr. Cera and Ms. Rosengarten;

•	In 2014, Baylake provided a company automobile to Mr. Cera;

•	In 2014, Baylake provided a tax reimbursement to Mr. Cera for personal use of a company automobile; and

•	All of Baylake’s NEOs received two additional days of vacation in addition to the maximum allotment for other officers and employees.

The cost to Baylake of certain of these perquisites is included in the table appearing at the top of page 24 under “Details of Amounts Included in ‘All Other Compensation’ Column of Summary Compensation Table.”

21

Baylake believes that the benefits and perquisites provided to its executive officers in 2014 represented a reasonable percentage of each executive’s total compensation package and were not inconsistent, in the aggregate, with perquisites provided to executive officers at comparable competing financial institutions.

Employment Agreements and Post-Termination Payments

In 2008, Baylake entered into employment agreements with Mr. Cera and Ms. Rosengarten and Change in Control Agreements (“CIC Agreements”) with Mr. Cera, Ms. Rosengarten, Mr. LaLuzerne, and Mr. Miller that provide for severance benefits under certain circumstances following termination of their individual employment (see “Employment Agreements” on page 27 and “Change in Control Agreements” on page 29).  Baylake entered into a similar CIC Agreement with Mr. Lammersfeld in 2010.  Baylake believes that the severance payments called for by the agreements are appropriate because the officers are bound by confidentiality, non-solicitation, and non-compete provisions.  This provides Baylake with more flexibility to make changes in those positions if such changes are in the best interest of Baylake and its shareholders.  In December 2010, Baylake made amendments to the employment agreements to comply with the requirements of Section 409A of the Internal Revenue Code.

Incentive Compensation Risk Assessment

The Compensation Committee has reviewed Baylake’s compensation policies and practices and believes that they do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Baylake.  Several features of Baylake’s compensation programs reflect sound risk-management practices.  Specifically, Baylake allocates compensation among salary and short and long-term compensation opportunities in such a way as to encourage its employees to make decisions that are in the best long-term interest of Baylake.  Further, payments under Baylake’s various cash incentive plans measure performance across a variety of corporate, department, and individual factors, and contain appropriate hurdles that must be met before incentives are paid.  Finally, the Compensation Committee believes that the compensation programs are subject to appropriate oversight by the Board of Directors and management and compatible with Baylake’s internal control functions.

Adjustment or Recovery of Awards

The 2014 MIP includes a formal clawback provision.  If the Compensation Committee determines that a participant received a payout that was based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining or setting such an award, then the Compensation Committee will determine the amount of any such payout that was paid as a result of such materially inaccurate financial statements, reviews, gains, or other materially inaccurate criteria (the “Overpayment Amount”).  The Compensation Committee will send the participant a notice of recovery specifying the Overpayment Amount and the terms for prompt repayment.

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies, such as Baylake, from deducting compensation in excess of $1.0 million paid to any one executive officer during the tax year, unless it is performance-based within the meaning of the statute.  It is likely that none of the compensation of the NEOs, other than gains from the exercise of stock options, will qualify as performance-based compensation within the meaning of Section 162(m) of the Code.  Therefore, taxable income in excess of $1.0 million for any person considered a NEO on the last day of the taxable year will not be deductible for federal income tax purposes by Baylake, except for any income attributable to the exercise of stock options.  However, the Board of Directors does not believe that it is likely that any individual’s compensation will exceed $1.0 million in any year, except as a result of the exercise of stock options.

22

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning the compensation paid or accrued by Baylake to or on behalf of its NEOs for 2012, 2013, and 2014.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary(3)	Bonus(4)	Awards(5)	Awards(5)	Compensation(6)	Compensation(7)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Robert J. Cera,	2014	$346,539	$71,908	$50,999	$50,999	$45,741	$22,879	$589,065
President and CEO	2013	$330,769	--	$101,251	$33,749	$164,120	$21,231	$651,120
	2012	$298,154	--	$138,235	$55,963	$120,000	$18,586	$630,938

Kevin L. LaLuzerne,	2014	$193,654	$28,703	$19,001	$18,999	$18,258	$7,746	$286,361
Treasurer and CFO	2013	$188,846	--	$37,411	$12,469	$65,510	$5,665	$309,901
	2012	$164,272	--	$52,942	$21,433	$46,550	$5,121	$290,318

Kenneth R. Lammersfeld,(1)	2014	$167,444	$8,042	$14,095	$14,100	$28,688	$6,279	$238,648
Chief Strategy and
Development Officer

David J. Miller,(1)	2014	$157,981	$7,185	$15,499	$15,501	$30,782	$6,319	$233,267
Chief Credit Officer

Teresa A. Rosengarten,(2)	2014	$189,577	$8,009	$18,598	$18,602	$20,257	$10,748	$265,791
Former Secretary and	2013	$184,615	--	$40,499	$13,501	$41,547	$9,013	$289,175
Chief Risk Officer	2012	$178,846	--	$58,826	$23,815	$49,950	$8,741	$320,178

(1)	Mr. Lammersfeld and Mr. Miller were not NEOs prior to 2014.

(2)	Ms. Rosengarten submitted her resignation from Baylake and Baylake Bank on February 13, 2015, effective March 15, 2015. See the 8K filed on April 20, 2015 for further information.

(3)
For a discussion of the relationship between salary and cash incentives, please see “Compensation Discussion and Analysis – Base Salary” and “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(4)
For 2014, this column represents the portion of each executive’s cash incentive award that was payable as a result of the Compensation Committee’s decision to revise the award calculation methodology to better reflect actual performance. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further discussion of Baylake’s 2014 cash incentive plan.

(5)
Amounts in these columns reflect the aggregate grant date fair value of RSU and stock option awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718.  Refer to Note 18 under Part II, Item 8, “Financial Statements and Supplementary Data” of Baylake’s Form 10-K for the year ended December 31, 2014 for the relevant assumptions used to determine the valuation of equity awards.

(6)
For 2014, this column represents the portion of each executive’s cash incentive award that would have been earned based on the original calculation methodology approved by the Compensation Committee.  See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further discussion of Baylake’s 2014 cash incentive plan.

(7)	A detailed breakdown of “All Other Compensation” is provided on the top of page 24.

23

Details of Amounts Included in “All Other Compensation” Column of Summary Compensation Table

	Mr. Cera	Mr. LaLuzerne	Mr. Lammersfeld	Mr. Miller	Ms. Rosengarten

Baylake Contribution to Officers’ 401(k) Plan Accounts	$10,400	$7,746	$6,201	$6,319	$7,510

10% Employer Match to Stock Purchase Plan	195	-	78	-	65

Club Dues	4,413	-	-	-	3,173

Personal use of company automobile	4,621	-	-	-	-

Tax reimbursements on personal use of company automobile	3,250	-	-	-	-

Totals	$22,879	$7,746	$6,279	$6,319	$10,748

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to the NEOs during fiscal year 2014:

						All Other	All Other
						Stock	Option		Grant
			Estimated Future Payouts Under			Awards:	Awards:		Date Fair
			Non-Equity Incentive Plan Awards(1)			Number of	Number of	Exercise	Value of
						Shares of	Securities	or Base	Stock and
						Stock or	Underlying	Price of	Option
		Grant	Threshold	Target	Maximum	Units(2)	Options(2)	Awards	Awards
Name	Award Type	Date	$	$	$	#	#	$	$
Robert J. Cera	MIP		0	121,975	182,963
	RSUs	3/18/2014				3,669			50,999
	Stock Options	3/18/2014					15,644	13.90	50,999

Kevin L. LaLuzerne	MIP		0	48,688	73,031
	RSUs	3/18/2014				1,367			19,001
	Stock Options	3/18/2014					5,828	13.90	18,999

Kenneth R. Lammersfeld	MIP		0	42,500	63,750
	RSUs	3/18/2014				1,014			14,095
	Stock Options	3/18/2014					4,325	13.90	14,100

David J. Miller	MIP		0	39,719	59,578
	RSUs	3/18/2014				1,115			15,499
	Stock Options	3/18/2014					4,755	13.90	15,501

Teresa A. Rosengarten	MIP		0	47,663	71,494
	RSUs	3/18/2014				1,338			18,598
	Stock Options	3/18/2014					5,706	13.90	18,602

(1)	See a detailed discussion of the 2014 MIP starting on page 17.

(2)	Stock options and RSUs granted pursuant to the Equity Plan vest over five years at a rate of 20% per year, commencing one year from the date of grant.

24

Outstanding Equity Awards at Fiscal Year End

		Option Awards			Stock Awards

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option	# of Unvested		Market Value of
	(#)	(#)	Option Exercise	Expiration	Shares or		Shares or Units
Name	Exercisable(1)	Unexercisable(1)	Price	Date	Units(1)		Not Vested(2)
Robert J. Cera	8,918	8,918	4.15	3/15/2021	8,918	(3)	111,386
	8,919	13,377	6.20	4/1/2022	13,377	(4)	167,079
	2,617	10,464	9.50	3/19/2023	8,526	(5)	106,490
	-	15,644	13.90	3/18/2024	3,669	(6)	45,826

Kevin L. LaLuzerne	5,124	3,415	4.15	3/15/2021	3,415	(3)	42,653
	3,416	5,123	6.20	4/1/2022	5,123	(4)	63,986
	967	3,866	9.50	3/19/2023	3,150	(5)	39,344
	-	5,828	13.90	3/18/2024	1,367	(6)	17,074

Kenneth R. Lammersfeld	2,378	1,585	4.15	3/15/2021	1,585	(3)	19,797
	1,586	2,377	6.20	4/1/2022	2,377	(4)	29,689
	589	2,354	9.50	3/19/2023	1,918	(5)	23,956
	-	4,325	13.90	3/18/2024	1,014	(6)	12,665

David J. Miller	4,712	3,141	4.15	3/15/2021	3,141	(3)	39,231
	3,142	4,711	6.20	4/1/2022	4,711	(4)	58,840
	858	3,430	9.50	3/19/2023	2,794	(5)	34,897
	-	4,755	13.90	3/18/2024	1,115	(6)	13,926

Teresa A. Rosengarten	5,693	3,795	4.15	3/15/2021	3,795	(3)	47,400
	3,796	5,692	6.20	4/1/2022	5,692	(4)	71,093
	1,047	4,186	9.50	3/19/2023	3,410	(5)	42,591
	-	5,706	13.90	3/18/2024	1,338	(6)	16,712

(1)
Stock options and RSUs granted pursuant to the Equity Plan vest over five years at a rate of 20% per year, commencing one year from the date of grant. The grant date for each of the stock options is exactly 10 years prior to the above-listed Option Expiration Date.

(2)	Market value based on the closing price of Baylake common stock of $12.49 on December 31, 2014.

(3)	RSUs scheduled to vest 50% on March 15, 2015 and 50% on March 15, 2016.

(4)	RSUs scheduled to vest 34% on April 1, 2015, 33% on April 1, 2016, and 33% on April 1, 2017.

(5)	RSUs scheduled to vest 25% on March 19, 2015, 25% on March 19, 2016, 25% on March 19, 2017, and 25% on March 19, 2018.

(6)	RSUs scheduled to vest 20% on March 18, 2015, 20% on March 18, 2016, 20% on March 18, 2017, 20% on March 18, 2018, and 20% on March 18, 2019.

25

2014 Option Exercises and Stock Vested

The following table sets forth information about stock options exercised and stock awards vested during the year ended December 31, 2014 for each NEO:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)1
Robert J. Cera	-	-	11,050	147,364
Kevin L. LaLuzerne	-	-	4,204	56,052
Kenneth R. Lammersfeld	-	-	2,065	27,584
David J. Miller	-	-	3,840	51,187
Teresa A. Rosengarten	-	-	4,648	61,962

(1)	Represents the value realized upon vesting of RSUs based on the market value of the awards on the vesting date.

Pension Benefits

Baylake does not maintain any pension benefit plans for its officers or directors that would otherwise be subject to disclosure in these proxy materials.

Nonqualified Deferred Compensation in 2014

Effective March 1, 2005, Baylake Bank adopted the SERP, which was intended to reward certain management and highly compensated employees of Baylake Bank who have contributed and are expected to continue to contribute to Baylake Bank’s success by providing for deferred compensation in addition to that available under Baylake Bank’s other retirement programs.  Participants in the SERP were chosen by Baylake Bank’s Executive Committee.  The nine participants in the SERP include Mr. Miller and Ms. Rosengarten in 2014. None of the other three NEOs are a participant in the SERP.

Both the participant and Baylake Bank may make contributions to the SERP.

Each participant has a Deferral Account which consists of voluntary participant deferrals of up to 100% of salary (but reduced to satisfy employee tax obligations or elections made as part of Baylake Bank’s other benefit plans) and up to 100% of bonus.  Each participant is fully vested in his or her Deferral Account at all times.  The Board approved the Compensation Committee’s recommendation to not allow participant deferrals in 2014.

Each participant also has a SERP Account which consists of discretionary employer contributions.  In 2014, Baylake Bank did not make any contributions to the SERP.  A participant becomes 100% vested in his or her SERP Account upon completion of ten years of service (measured from when the participant first commenced employment with Baylake Bank or a predecessor entity) and attaining age 55.

Benefits are generally payable under the SERP upon termination of employment, to the extent vested.  Accounts are payable in a lump sum or in installments, as elected by each participant.

Each participant has the right to designate how amounts in the Deferral Account and SERP Account will be deemed to be invested from among a menu of mutual funds.  Baylake purchased life insurance in connection with adopting the SERP, however the participants or their beneficiaries had no rights in such policies, and are unsecured creditors of Baylake Bank in connection with the SERP.  In February 2011, Baylake surrendered the life insurance policies and no replacement policies were purchased.  Instead, a nonqualified deferred compensation trust, commonly known as a Rabbi Trust, was established with Charles Schwab Trust Company serving as trustee. Assets held in the Rabbi Trust are invested in a parallel manner to the elections that participants make for the deemed investment of their balances in the SERP Account and Deferral Account.

26

The following table shows the contributions made in 2014 by Baylake and participants, earnings and account balances for Baylake’s 2014 NEOs:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)	12/31/2014 Percent Vested
Robert J. Cera	-	-	-	-	-	-
Kevin L. LaLuzerne	-	-	-	-	-	-
Kenneth R. Lammersfeld	-	-	-	-	-	-
David J. Miller	-	-	1,155	-	23,524	100
Teresa A. Rosengarten	-	-	2,206	-	45,427	100

Employment Agreements

Baylake maintains an employment agreement with Mr. Cera. In addition, Baylake maintained an employment agreement with Ms. Rosengarten prior to her resignation.  Both of these employment agreements are described below.

2008 Employment Agreement with Mr. Cera.  In April 2008, Baylake and Mr. Cera entered into an employment agreement (in this discussion, the “2008 Cera Agreement”) that replaced the employment agreement between Mr. Cera and Baylake dated August 2006.  The 2008 Cera Agreement is similar to the August 2006 employment agreement in many respects.  The 2008 Cera Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the 2008 Cera Agreement, Mr. Cera’s employment can be terminated by Baylake or Mr. Cera at any time and for any reason.  In December 2010, the 2008 Cera Agreement was amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Compensation and Benefits.  The 2008 Cera Agreement established Mr. Cera’s 2008 annual base salary of $285,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors.  He is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board of Directors in its sole discretion for each full calendar year during which he is employed.  The 2008 Cera Agreement provides that Mr. Cera is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses, and vacation and other benefits in accordance with company policy for executive officers.  Further, Baylake is required to provide Mr. Cera with life insurance equal to three times his base salary (subject to a $500,000 maximum).  Other elements of compensation under the 2008 Cera Agreement include use of a company automobile, tax reimbursement for certain benefits that may be taxable to Mr. Cera, and reimbursement of country club dues.

Severance Benefits.  The 2008 Cera Agreement provides for severance benefits provided that Mr. Cera signs and does not revoke a mutual release of claims between himself and Baylake.  If Mr. Cera’s employment is terminated by Baylake (other than for “Cause” as defined in the 2008 Cera Agreement) or is terminated by Mr. Cera for “Good Reason” (as defined in the 2008 Cera Agreement), Mr. Cera is entitled to a severance payment equal to one year’s base salary plus the annual bonus he would have received for the year of termination had his employment not been terminated, and Baylake would also subsidize his health insurance premiums for that one-year period.  However, if Mr. Cera’s employment is terminated by Baylake for “Cause” or if he terminates his employment voluntarily other than for “Good Reason,” he would not be entitled to any severance payments.  If Mr. Cera’s employment is terminated due to his death or disability, he or his beneficiary would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated.

Confidentiality.  The 2008 Cera Agreement contains confidentiality provisions that are typical in agreements of this kind, which generally prohibit him from disclosing or using for his personal benefit any “Confidential Information” (as defined in the 2008 Cera Agreement) obtained by him during the course of his employment and for a two-year period after termination.

Non-Compete. Under the non-compete provisions of the 2008 Cera Agreement, Mr. Cera has agreed that during the term of his employment and for one year following termination of his employment for whatever reason (i) he will not provide services similar to the services he provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) he will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Mr. Cera had contact or about which he obtained confidential information during the two-year period prior to termination); or (iii) he will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment.  Mr. Cera would be denied any of the severance benefits due him under the 2008 Cera Agreement as a consequence of any breach by him of the confidentiality and non-compete provisions thereof.

27

Employment Agreement with Ms. Rosengarten. In April 2008, Baylake and Ms. Rosengarten entered into an employment agreement (in this discussion, the “Rosengarten Agreement”).  The Rosengarten Agreement contemplated an “at will” employment relationship and does not have a stated term; rather, under the Rosengarten Agreement, Ms. Rosengarten’s employment could be terminated by Baylake or Ms. Rosengarten at any time and for any reason.  In December 2010, the Rosengarten Agreement was amended to comply with the requirements of Section 409A of the Internal Revenue Code.  Ms. Rosengarten submitted her resignation from Baylake and Baylake Bank on February 13, 2015, effective March 15, 2015.

Compensation and Benefits.  The Rosengarten Agreement established Ms. Rosengarten’s 2008 annual base salary of $170,000 subject to annual increase (but not decrease) based on a review by the Compensation Committee and the CEO.  She was also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board of Directors in its sole discretion for each full calendar year during which she was employed.  The Rosengarten Agreement provided that Ms. Rosengarten was eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, was entitled to reimbursement of business expenses, and was entitled to vacation and other benefits in accordance with company policy for executive officers.  Further, Baylake was required to provide Ms. Rosengarten with life insurance equal to three times her base salary (subject to a $500,000 maximum).  Other elements of compensation under the Rosengarten Agreement included reimbursement of country club dues.

Severance Benefits.  The Rosengarten Agreement provided for severance benefits provided that Ms. Rosengarten signs and does not revoke a mutual release of claims between herself and Baylake. If Ms. Rosengarten’s employment was terminated by Baylake (other than for “Cause” as defined in the Rosengarten Agreement) or was terminated by Ms. Rosengarten for “Good Reason” (as defined in the Rosengarten Agreement), Ms. Rosengarten was entitled to a severance payment equal to one year’s base salary plus the annual bonus she would have received for the year of termination had her employment not been terminated, and Baylake would also subsidize her health insurance premiums for the one-year period. However, if Ms. Rosengarten’s employment was terminated by Baylake for “Cause” or if she terminated her employment voluntarily other than for “Good Reason,” she would not have been entitled to any severance payments.  If Ms. Rosengarten’s employment was terminated due to her disability, she would have received salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could have been accelerated.  In the event of Ms. Rosengarten’s employment terminating due to her death, her beneficiary would have received a health insurance premium subsidy for one year after termination.

Confidentiality. The Agreement contained confidentiality provisions that are typical in agreements of this kind, which generally prohibited her from disclosing or using for her personal benefit any “Confidential Information” (as defined in the Rosengarten Agreement) obtained by her during the course of her employment and for a two-year period after termination.

Non-Compete. Under the non-compete provisions of the Rosengarten Agreement, Ms. Rosengarten agreed that during the term of her employment and for one year following termination of her employment for whatever reason (i) she will not provide services similar to the services she provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) she will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Ms. Rosengarten had contact or about which she obtained confidential information during the two-year period prior to termination); or (iii) she will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment. Ms. Rosengarten would be denied any of the severance benefits due her under the Rosengarten Agreement as a consequence of any breach by her of the confidentiality and non-compete provisions thereof.

28

Change in Control Agreements

In 2008, Baylake entered into CIC Agreements with Mr. Cera, Ms. Rosengarten, Mr. LaLuzerne, and Mr. Miller that provide for severance benefits under certain circumstances following termination of their individual employment following a change in control.  Baylake entered into a similar CIC Agreement with Mr. Lammersfeld in 2010, as well as amending the agreements for the other NEOs.  Under the terms of the CIC Agreements:

•
Under certain termination events within twelve months following a change in control, each of Baylake’s NEOs is entitled to severance in the form of a lump-sum payment in cash equal to a multiple (the  “Severance Multiplier”) of an amount equal to the sum of: (i) his or her salary at the time of the change in control or termination of employment; (ii) the greater of (a) the executive’s target bonus in the year the change in control occurs, (b) the executive’s target bonus in the year in which termination of employment occurs, or (c) the annual incentive bonus the executive received that was attributable to the year prior to the year in which termination of employment occurs; and (iii) the amount contributed by Baylake to the executive’s 401(k) account in the year prior to the year in which termination of employment occurs. The Severance Multiplier is 2.0X this sum for Mr. Cera, 1.5X for Ms. Rosengarten, and 1.0X for Mr. LaLuzerne, Mr. Lammersfeld, and Mr. Miller. In addition, Baylake or its successor will continue to provide the executive with health and dental insurance for a period of 12 months following his or her termination of employment.  Such payments and benefits are triggered if the executive’s employment is terminated following a “Change in Control” either by Baylake or its successor without “Cause” or by the executive for “Good Reason” (each as defined in the CIC Agreement).

•	The amount of the severance payment is subject to customary “cutback” provisions designed to avoid the imposition of parachute tax under the Internal Revenue Code.

•
The executive is bound by confidentiality provisions that would generally prohibit him or her from disclosing or using for his or her personal benefit any “Confidential Information” (as defined in the CIC Agreement) obtained by him or her during the course of his or her employment and for a two-year period after termination.

29

Potential Payments upon Termination or Change in Control

The table below shows the potential payments under each named executive’s CIC or employment agreements, in addition to various benefit plans, in the case of a change-in-control of Baylake on December 31, 2014.  It also shows the potential payments under each NEO’s agreements and benefit plans if he or she had terminated employment with the Bank effective December 31, 2014, under each of the following retirement or termination circumstances: (i) death; (ii) disability; (iii) voluntary resignation or termination for cause; (iv) retirement upon attainment of age 65; (v) termination without cause or resignation for good reason; and (vi) termination without cause or resignation for good reason following a change-in-control of Baylake on December 31, 2014. These payments are considered estimates as of specific dates as they contain assumptions regarding stock price, equity valuation, and welfare benefits expense.

Compensation and/or Benefits Payable	Death	Disability	Voluntary Resignation or Termination For Cause (1)	Retirement	Termination Without Cause or Resignation for Good Reason (no Change in Control) (1) (2) (3)	Change in Control (no termination) (3)	Termination Without Cause or Resignation For Good Reason (following a Change in Control) (1)(2)(3)
Robert J. Cera
Cash Severance	$348,500	$348,500	--	--	$348,500	--	$1,040,540
Equity Acceleration (4)	$620,585	--	--	$620,585	--	$620,585	$620,585
Welfare Benefits (5)	$14,512	$14,512	--	--	$14,512	--	$14,512
Reduction in Payment (6)	--	--	--	--	--	--	($82,078)
Total Benefit	$983,597	$363,012	$0	$620,585	$363,012	$620,585	$1,593,559
Kevin L. LaLuzerne
Cash Severance	--	--	--	--	--	--	$265,925
Equity Acceleration (4)	$235,318	$235,318	--	$235,318	--	$235,318	$235,318
Welfare Benefits (5)	--	--	--	--	--	--	$14,512
Reduction in Payment (6)	--	--	--	--	--	--	--
Total Benefit	$235,318	$235,318	$0	$235,318	$0	$235,318	$515,755
Kenneth R. Lammersfeld
Cash Severance	--	--	--	--	--	--	$217,868
Equity Acceleration (4)	$121,315	$121,315	--	$121,315	--	$121,315	$121,315
Welfare Benefits (5)	--	--	--	--	--	--	$14,998
Reduction in Payment (6)	--	--	--	--	--	--	--
Total Benefit	$121,315	$121,315	$0	$121,315	$0	$121,315	$354,181
David J. Miller
Cash Severance	--	--	--	--	--	--	$210,936
Equity Acceleration (4)	$212,979	$212,979	--	$212,979	--	$212,979	$212,979
Welfare Benefits (5)	--	--	--	--	--	--	$8,459
Reduction in Payment (6)	--	--	--	--	--	--	--
Total Benefit	$212,979	$212,979	$0	$212,979	$0	$212,979	$432,374
Teresa A. Rosengarten
Cash Severance	--	$190,650	--	--	$190,650	--	$365,777
Equity Acceleration (4)	$257,764	--	--	$257,764	--	$257,764	$257,764
Welfare Benefits (5)	$10,747	$10,747	--	--	$10,747	--	$10,747
Reduction in Payment (6)	--	--	--	--	--	--	--
Total Benefit	$268,511	$201,397	$0	$257,764	$201,397	$257,764	$634,288

30

(1)
The term “cause” generally means (i) an act of fraud, embezzlement or theft in connection with the executive’s duties; (ii) willful and continual failure to perform substantially the executive’s duties; (iii) willful engagement in illegal conduct or gross misconduct that is injurious to Baylake Bank; or (iv) willful and wrongful disclosure of any trade secret or other confidential information.

(2)	The term “good reason” generally means a change in authority, salary, location, or breach of employment agreement by Baylake.

(7)
The term “change in control” generally means (i) the acquisition of Baylake’s securities representing 50% or more of the voting power of all its securities; (ii) a change in board membership such that the incumbent board members cease to constitute at least a majority of the Board; consummation of a reorganization, merger or consolidation of Baylake into another corporation wherein the other corporation exercises control over Baylake; or (iii) liquidation or dissolution of Baylake or sale of substantially all of Baylake’s assets.

(8)
Under Baylake’s 2010 Equity Incentive Plan, unvested stock options and RSUs would immediately vest in the event of a change in control. In addition, the Compensation Committee retains discretion to provide for immediate vesting in the case of retirement after attainment of age 65 or termination due to death or disability. However, under the terms of their employment agreements, outstanding equity awards for Mr. Cera and Ms. Rosengarten do not accelerate for termination due to disability. The value of equity acceleration is based on the market price of $12.49 as of December 31, 2014.

(9)
Under the terms of the CIC Agreements, NEOs may participate in medical and dental insurance for a period of 12 months. Mr. Cera and Ms. Rosengarten were granted similar participation under the terms of their employment agreements in the case of termination due to death, disability, or termination without cause or resignation for good reason.

(10)
In the event any payments to the officers would exceed the amount that could be received without the imposition of an excise tax under Section 4999 of Code, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the dollar amount which can be paid to the executive without triggering an excise tax under Section 4999 of the Code.

Mr. Cera was the only executive to trigger an excise tax under Section 4999 in the hypothetical case above.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Shareholders are urged to read the “Executive Compensation” section of this proxy statement above, which discusses Baylake’s compensation policies and procedures with respect to its NEOs, as well as compensation paid to its NEOs for fiscal years 2012, 2013, and 2014.

In accordance with recently adopted changes to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are being asked at the 2015 annual meeting to provide their support with respect to the compensation of Baylake’s NEOs by voting on the following advisory (non-binding) resolution:

“RESOLVED, that the shareholders of Baylake Corp. approve, on an advisory basis, the compensation of Baylake’s named executive officers as described in the “Executive Compensation section of the proxy statement for the 2015 annual meeting of shareholders.”

This advisory vote, commonly known as a “say-on-pay” advisory vote, gives shareholders the opportunity to endorse or not endorse Baylake’s executive pay program.  Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue with Baylake’s shareholders on executive compensation and other important governance topics and encourages all shareholders to vote their shares on this matter.  The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the executive compensation program.

The Board of Directors recommends a vote FOR the approval of the advisory (non-binding) resolution.

31

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baylake’s independent registered public accounting firm for the fiscal year ended December 31, 2014 was Baker Tilly Virchow Krause, LLP (“Baker Tilly”).  Baylake’s Audit Committee has also selected Baker Tilly as its independent registered public accounting firm for the fiscal year ending December 31, 2015.  Although Baylake’s shareholders are not required to vote on the appointment of Baylake’s independent registered public accounting firm, it is presenting this selection to its shareholders for ratification.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the Board of Directors’ appointment of Baker Tilly as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2015.  Even if the appointment of Baker Tilly is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Baker Tilly and to engage another firm if the Audit Committee determines such action is necessary or desirable.  If the appointment of Baker Tilly is not ratified, the Audit Committee will reconsider the appointment (but may decide to maintain the appointment).  Baylake has been advised by Baker Tilly that they are independent certified public accountants with respect to Baylake within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

Representatives of Baker Tilly are expected to attend the 2015 annual meeting.  They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The Board of Directors recommends a vote FOR the ratification of Baker Tilly as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

For services rendered in 2014 and 2013 by Baker Tilly, the following fees were billed for the audit of Baylake’s annual consolidated financial statements for the years ended December 31, 2014 and 2013, respectively and for other services:

Fees	2014	2013
Audit Fees(1)	$271,000	$272,400
Audit-related Fees(2)	22,954	28,187
Tax Fees(3)	103,170	62,018
All Other Fees	-	-
Total	$397,124	$362,605

(1)
The Audit Fees consist of fees billed for professional services rendered for the audit of Baylake’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Baker Tilly in connection with statutory and regulatory filings or engagements.

(2)
The Audit-related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Baylake’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees for professional services rendered for federal and state tax compliance, assistance with the IRS audit, tax advice, and tax planning.

The Audit Committee approves all engagements of independent auditors in advance, including approval of related fees and an annual budget for projects and fees. Items that are not covered under the budget or fees that exceed the budget require approval by the Audit Committee prior to payment.

AUDIT AND RISK COMMITTEE REPORT

The Board of Directors evaluates the requirements for audit activities by independent auditors on a regular basis. The Audit and Risk Committee (the “Audit Committee”), which reviews Baylake’s financial reporting process on behalf of the Board of Directors, consists solely of qualified independent directors as defined under NASDAQ Rule 4200.  Under SEC rules, the Board of Directors is required to review the qualifications of the members of the Audit Committee to determine if any members are “audit committee financial experts.” The Board of Directors named Mr. Parsons as an “audit committee financial expert” on November 16, 2004. The Board of Directors believes Mr. Parsons qualified as an “audit committee financial expert” based on his professional training as a certified public accountant, years of involvement with financial reporting and long experience on the Board of Directors.  On March 20, 2012, the Board of Directors also named Mr. Herlache as an “audit committee financial expert.”  The Board of Directors believes Mr. Herlache qualified as an “audit committee financial expert” based on his years of banking experience, involvement with financial reporting oversight and long experience on the Board of Directors. On January 15, 2013, the Board of Directors also named Mr. Nolden as an “audit committee financial expert.”  The Board of Directors believes Mr. Nolden qualified as an “audit committee financial expert” based on his professional training as a certified public accountant and his years of involvement with financial reporting as both a public accountant, and as the controller and as vice president finance of a public company.  The Audit Committee’s functions and responsibilities are described in a written charter.

32

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In this context, and in accordance with its charter, the Audit Committee has reviewed and discussed Baylake’s audited financial statements for fiscal 2014 with management of Baylake. During these discussions, management represented to the Audit Committee that Baylake’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.  In addition, the Audit Committee has discussed with Baker Tilly, Baylake’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. The Audit Committee also has received the written disclosures from Baker Tilly required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the audit committee concerning independence, and has discussed with Baker Tilly the firm’s independence from Baylake and its management. The Audit Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Baker Tilly performing independent audit services and other non-audit services. The Board of Directors is satisfied that the audit services have been provided in compliance with adequate standards for independence.

Based on its review and discussions with management and the auditors, the Audit Committee has recommended to the Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited consolidated financial statements of Baylake be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit and Risk Committee:

Robert W. Agnew
Richard A. Braun
Terrence R. Fulwiler
Thomas L. Herlache
William C. Parsons
Elyse Mollner Stackhouse
Dean J. Nolden, Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Baylake’s officers and directors and owners of more than ten percent of its outstanding shares of common stock to file reports concerning the ownership of Baylake equity securities with the SEC and Baylake. Baylake files the required reports on behalf of persons. Baylake believes that, during the year ended December 31, 2014, all of its directors and executive officers and owners of more than ten percent of its outstanding shares of common stock complied with Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

Baylake and Baylake Bank may occasionally enter into transactions with certain “related persons.”  Related persons include Baylake’s executive officers, directors, 5% or more beneficial owners of Baylake common stock, immediate family members of those persons and entities in which one of those persons has a direct or indirect material interest. Baylake refers to transactions with such related persons as “related person transactions.” The Board of Directors does not currently have written policies or procedures with respect to related person transactions, however, it has been the practice of Baylake that disinterested members of the Board of Directors approve, in advance, all transactions with related persons.

During the previous ten (10) years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer.  A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment or decree of any court of competent jurisdiction, or any federal or state authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission of a violation of federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

33

Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 2014, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

OTHER MATTERS

Baylake has filed an Annual Report on Form 10-K with the SEC for the year ended December 31, 2014. Pursuant to the rules of the SEC, services that deliver Baylake’s communications to shareholders who hold their shares through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Baylake’s 2014 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, Baylake will promptly deliver a separate copy of Baylake’s 2014 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Baylake of their requests to either receive a single copy of each document delivered, if multiple copies are being delivered, or to receive multiple copies of each document, if a single copy is being delivered, by writing or calling Baylake Corp., Attention: Susan M. Lohrey, Secretary, 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235, telephone number (920) 743-5551.

Shareholder Proposals

Pursuant to Securities and Exchange Commission Rule 14a-8, proposals intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be in writing and must be received by the Secretary of Baylake at 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235 not later than December 25, 2015. To be considered for inclusion in Baylake’s proxy statement and proxy form for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the SEC for shareholder proposals.

In addition, Baylake’s Bylaws provide that a shareholder wishing to nominate a candidate for election to the Board of Directors or to have any other matter considered by the shareholders at the annual meeting must give Baylake written notice of such proposal, together with specified accompanying information, at least 14 days but not more than 70 days prior to the annual meeting in order to be considered at the meeting. However, such proposals will not be included in Baylake’s 2016 annual meeting proxy statement unless they further comply with the requirements set forth in the paragraph above. The notice with respect to director nominations must include the name and address, the principal occupation or employment, and number of shares of Baylake common stock owned by each nominee and the class for which nominated.

The 2016 annual meeting is tentatively scheduled for June 6, 2016 and any proposal and related information must be received between March 28, 2016 and May 23, 2016. The purpose of this provision of the Bylaws is to assure adequate notice of and information regarding any such matter as to which shareholder action may be sought. No notices have been received to date relating to the 2015 annual meeting.

By Order of the Board of Directors

Susan M. Lohrey,

Secretary, Baylake Corp.

34

BAYLAKE CORP. ATTN: SUSAN M. LOHREY 217 N. 4TH AVE. STURGEON BAY, WI 54235
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M90182-P60987	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAYLAKE CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you wish to withhold authority to vote on the line below.
The Board of Directors recommends you vote FOR the following:
1.	The election of three Class II directors to serve on Baylake’s Board of Directors until the 2018 annual meeting or until their successors are elected and qualified.	☐	☐	☐

Nominees:

01) Robert J. Cera
02) Terrence R. Fulwiler
03) William D. Murphy

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	To approve the advisory, non-binding proposal with respect to the executive compensation as described in the proxy statement.					☐	☐	☐

3.	The ratification of Baker Tilly Virchow Krause, LLP as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10K/Annual Report are available at www.proxyvote.com.

M90183-P60987

BAYLAKE CORP. Annual Meeting of Shareholders June 1, 2015, at 7:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Robert J. Cera and Elyse Mollner Stackhouse, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BAYLAKE CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 7:00 PM, CDT on June 1, 2015, at the Stone Harbor Resort & Conference Center, 107 N. First Ave., Sturgeon Bay, WI 54235, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side